Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
We consent to the use of our report dated May 4, 2010, with respect to the consolidated balance sheets of Concert Industries Corp. as of December 31, 2009 and 2008, and the related consolidated statements of operations, retained earnings and accumulated other comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2009, included in this Registration Statement on Form S-4/A of P. H. Glatfelter Company and to the reference to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants
Ottawa, Canada
July 28, 2010